Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated September 29, 2014

(To Preliminary Prospectus dated September 26, 2014)

Registration Statement No. 333-198333

Free Writing Prospectus

Transcript of HubSpot, Inc.

IPO Announcement Video

On September 29, 2014, LOYAL3 Securities, Inc. made available on its website, ipo.loyal3.com/hubspot, a video featuring Brian Halligan, the Chief Executive Officer of HubSpot, Inc., and Dharmesh Shah, the Chief Technology Officer of HubSpot, Inc. A transcript of the video is set forth below.

Information on, or accessible through, the LOYAL3 Securities, Inc. website is not part of this Free Writing Prospectus, nor is it part of the preliminary prospectus or registration statement.

Video Transcript

Dharmesh Shah: HubSpot was founded on this very simple observation: that the world had changed. And most importantly, what had changed was how people shopped, and how they bought, and how they shared their experiences. But organizations just had not kept up.

Brian Halligan: We came to this conclusion that the traditional playbook really didn’t work, and what businesses needed to do, they needed to rethink their go to market playbook to match the way modern humans shopped and bought things.

Dharmesh Shah: The reality is so many businesses wake up in the morning, buy e-mail lists, send out a bunch of junk mail that no one’s going to open, despite the fact that it doesn’t work.

Brian Halligan: What Dharmesh and I did was we put our heads together and said well, let’s pull together all the tools that a business would need to make this transition to inbound experience.

Dharmesh Shah: So when we started HubSpot, the problem we saw was that the task of gluing all these tools together was a gargantuan one.

Brian Halligan: I had go out and buy blogging software, and I had to hack together social media tools, and web analytics, and hire an SEO consultant, and put in marketing automation software, and it was a bear of a project for a mere mortal like me to have to pull off.

Dharmesh Shah: And so what HubSpot came out to solve was build something from the ground up to be this all-in-one marketing and sales solution that allow businesses to get in the game. So Hubspot is not just about technology, it’s about helping businesses transform, and pulling off that kind of transformation requires a special kind of team.

Brian Halligan: One of the unique things about HubSpot are the people behind it, and the culture behind our company.

Dharmesh Shah: When we started HubSpot, we thought we were starting a software company, and it turns out, we actually sparked this entire global movement. What made that movement possible is the passion of the people in the team we were able to pull together. After almost a decade of being at the heart of the inbound movement, we’ve learned that the reason over 11,000 customers in over 65 countries have adopted this new approach is because it’s a more effective way to track, engage, and delight customers.

Brian Halligan: It’s the philosophy and the platform combined and our people really enable our customers’ success.

Dharmesh Shah: It’s been very exciting to see this very simple idea go from two people in a tiny office to becoming this global movement. The inbound experience is about attracting, not interrupting. It’s about helping, not harassing. It’s an empathetic approach to growing a business, because at the end of the day, it’s not just the potential purchaser that’s at the other end, it’s an actual person.

HubSpot, Inc. (the “Company”) has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained online or by requesting a copy from LOYAL3 Securities, Inc. by calling toll-free 1-855-256-9253 or emailing support@loyal3.com.

LOYAL3 Securities, Inc. is a US-registered broker-dealer.